Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Announces McDaniel Elected to Alliance Board

TULSA, OKLAHOMA, December 13, 2024 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP") today announced that Ronna R. McDaniel has been appointed to the Board of Directors of Alliance Resource Management GP, LLC (the “MGP”), the general partner of ARLP, effective December 11, 2024. Ms. McDaniel will also serve as a member of the Audit, Compensation and Conflicts Committees of the Board of Directors.  The Board of Directors will be comprised of seven directors through the balance of 2024 and will be comprised of six directors starting January 1, 2025 on account of the previously announced retirement on December 31, 2024 of long-time director John Robinson.

"I am excited to announce the addition of Ronna to the ARLP team," said Joseph W. Craft III, Chairman, President, and Chief Executive Officer. "Ronna brings to the MGP Board an expertise in leadership, governance and public relations along with the ability to navigate complex regulatory environments. We look forward to collaborating with Ronna as we continue positioning ARLP as a reliable energy provider now and into the future."

Ms. McDaniel served as Chair of the Republican National Committee from 2017 until the first quarter of 2024, where she also chaired its executive committee, and served on the Board of Directors of the Romney Institute of Public Service and Ethics from 2016 to 2021. She served as Chair of the Michigan Republican Party from 2015 to 2017 and as chair of the Michigan Delegation at the 2016 Republican National Convention. Ms. McDaniel served as State Committeewoman in Michigan from 2012 to 2014. She received her B.A. in English from Brigham Young University.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

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Investor Relations Contact:

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

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